Exhibit 4.59

Financial Support Agreement

This Financial Support Agreement (hereinafter referred to as the “Agreement”) is made and entered into by and among the following parties on Nov 18, 2015 in Shenzhen, the People’s Republic of China (hereinafter referred to as the “PRC”):

500.COM LIMITED (hereinafter referred to as “500.COM”), a company incorporated and existing under the laws of Cayman Islands, with its address at PO BOX 309, Ugland House, Grand Cayman, KYI-1104, Cayman Island;

E-Sun Sky Computer (Shenzhen) Co., Ltd. (hereinafter referred to as “E-sun Sky Computer”), a wholly foreign owned company incorporated and existing under the PRC laws, with its address at Room 3-A, Complex Building (including affiliated equipment room), Shenxianling Sports Center, Central City, Longgang District, Shenzhen;

Yu Bo, a Chinese citizen with ID Card number of 420106196805034857; and

Yin Zhiwei, a Chinese citizen with ID Card number of 440301198308211914.

WHEREAS

Yu Bo and Yin Zhiwei are shareholders of Shenzhen E-Sun Network Co., Ltd. (a limited liability company incorporated and existing under the PRC laws, with its address at No. 1-C, Complex Building (including the affiliated equipment room) Shenxianling Sports Center, Central City, Longgang District, Shenzhen, hereinafter referred to as “E-Sun Network”);

E-sun Sky Computer is a wholly owned subsidiary of 500.COM in the PRC;

The Parties hereby confirm the finance and other matters of E-Sun Network as follows:

500.COM confirms and undertakes that, from the date of this Agreement (hereinafter referred to as the “Effective Date”), when needed by E-Sun Network, 500.COM agrees to unconditionally provide financial support (hereinafter referred to as “Financial Support”) to Yu Bo and Yin Zhiwei by itself or through E-sun Sky Computer in the way permitted by PRC laws and regulations. Yu Bo and Yin Zhiwei agree to accept such Financial Support in the way permitted by PRC laws and regulations, and undertake to unconditionally use such Financial Support they receive to fund E-Sun Network so as to support the operation and development of E-Sun Network.

To the extent permitted by PRC laws and regulations and other applicable laws, at the request of E-Sun Network, 500.COM agrees to instruct Yu Bo and Yin Zhiwei to release E-Sun Network from the obligation of repayment of such Financial Support; if Yu Bo and Yin Zhiwei release E-Sun Network from the obligation of repayment of the Financial Support under the instruction of 500.COM, then 500.COM agrees to release Yu Bo and Yin Zhiwei from the obligation of repayment of the Financial Support correspondingly by itself or instructing E-sun Sky Computer to do so.

Where 500.COM provides financial support to E-Sun Network by itself or through E-sun Sky Computer, the specific provisions shall be otherwise negotiated and solved by the Parties hereto.

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[This is the signature page of the Financial Support Agreement.]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties on the date first written above.

500.COM Limited

By: /s/ Pan Zhengming

Name: Pan Zhengming

Title: CEO

E-Sun Sky Computer (Shenzhen) Co., Ltd.

By: /s/ Yu Bo

Name: Yu Bo

Title: Legal Representative

Yu Bo

By: /s/ Yu Bo

Yin Zhiwei

By: /s/ Yin Zhiwei